As filed with the Securities and Exchange Commission on December 30, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NASH-FINCH COMPANY

(Exact name of registrant as specified in its charter)

Delaware	41-0431960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7600 France Avenue South Minneapolis, Minnesota	55435
(Address of Principal Executive Offices)	(Zip Code)

NASH FINCH COMPANY DEFERRED COMPENSATION PLAN

(Full title of the plan)

Kathleen McDermott

Senior Vice President, Secretary and General Counsel

Nash Finch Company

7600 France Avenue South

Minneapolis, MN 55435

(952) 832-0534

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

Immediately upon the filing of this Registration Statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Deferred Compensation Obligations (1)	$3,000,000	100%	$3,000,000	(2)	$380.10

(1)          The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay in the future the balance of vested deferred compensation accounts, the value of which is adjusted to reflect the performance of selected benchmark investment funds in accordance with the terms of the Plan.

(3)          The offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                           Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Nash Finch Company (the “Company”) are incorporated in this Registration Statement by reference:

(1)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004; and

(2)                                  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since January 3, 2004.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if and to the extent it is modified or superseded by a statement in a document which is also incorporated in this Registration Statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities

The $3,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the Company’s Deferred Compensation Plan (the “Plan”).  Because of amendments to the Internal Revenue Code that change the taxation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005, the Company elected (i) to amend its predecessor Income Deferral Plan to provide that there may be no new participants in that plan after December 31, 2004, and that no additional compensation may be deferred under that plan after December 31, 2004, and (ii) to adopt the Plan for amounts deferred after December 31, 2004.

The Obligations are unsecured general obligations to pay in the future the balance of vested deferred compensation accounts, the value of which have been adjusted to reflect the performance of the selected benchmark investment funds in accordance with the terms of the Plan.  The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time, and are therefore subject to the risks of the Company’s insolvency.  Obligations cannot be transferred in any way by a participant except by a designation of a beneficiary under the Plan or to the personal representative, executor or administrator of the participant’s estate.  The Obligations are not convertible into any security of the Company.

The Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and have the amount deferred credited by book entry to a deferred compensation account.  The Plan also provides that Company matching credits will be made to a participant’s account under the Plan if and to the extent the participant’s employer matching contributions under the Company Profit Sharing Plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan.  Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator.  The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds.  Participants have no ownership interest in any investment fund.

To the extent that a participant elects to defer the receipt of shares of Nash Finch common stock issuable under the Nash Finch 2000 Stock Incentive Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash Finch common stock issued under the 2000 Stock Incentive Plan.

Obligations representing the balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company.  Obligations payable upon death or at a date certain will be paid in a lump sum distribution, Obligations payable upon retirement will be paid in a lump sum or in up to 15 annual installments, as the participant may elect, and Obligations payable upon other termination of employment or disability will be paid in a lump sum or in up to 5 annual installments, as the participant may elect.  If a participant experiences an “unforeseeable financial emergency,” he or she may be able to accelerate distributions out of deferred compensation accounts.

The Company has established a trust to fund benefits payable under the Plan, but is under no obligation to fund the trust until a “change in control” (as the term is defined in the Plan) of the Company occurs.  If there is a change in control of the Company, the Company is required to contribute to the trust an amount equal to 125% of the then current balance of all deferred compensation accounts under the Plan.  Any assets held by the trust are subject to the claims of creditors of the Company or of its participating subsidiaries.

The Company may generally amend or terminate the Plan at any time, except that no amendment or termination may reduce a participant’s vested account balance.

Item 5.              Interests of Named Experts and Counsel

John A. Haveman, Assistant General Counsel of the Company, has given his opinion about certain legal matters affecting the Obligations registered under this Registration Statement.  Mr. Haveman is eligible to participate in the Plan.

Item 6.              Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him, and judgments, fines and amounts paid in settlement of the action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.  Although Delaware law permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if the person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, the person is entitled to indemnity for such expenses as the court deems proper.  Delaware law also provides for mandatory indemnification of any director or officer against expenses to the extent such person has been successful in any proceeding covered by the statute.

Delaware law also permits (i) corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director’s or officer’s litigation expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases.  In addition, Delaware law provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Article XV of the Company’s Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that personal liability shall not be eliminated or limited to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, dealing with the unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions in which the director received an improper personal benefit.  In addition, the personal liability of directors is further limited to the fullest extent permitted to Delaware law, as amended from time to time.

Article V of the Company’s Bylaws, Restated April 15, 2003 (the “Bylaws”), provides that directors, officers and employees, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company to the fullest extent permitted by Delaware law against reasonable expenses incurred in connection with or resulting from any claim, action, suit or proceeding, civil or criminal, in which such person may be involved by reason of any action taken or not taken in such person’s capacity as a director, officer or employee of the Company.

The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.  The Company has also entered into indemnification agreements with each of its directors and executive officers providing such directors and officers with indemnification to the fullest extent permitted by Delaware law.

Item 7.              Exemption from Registration Claimed

Not applicable.

Item 8.              Exhibits.

Exhibit No.	Description

4.1	Nash Finch Company Deferred Compensation Plan

5.1	Opinion and Consent of John Haveman

23.1	Consent of Ernst & Young LLP

23.2	Consent of John Haveman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.              Undertakings

(a)  The Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, as of December 30, 2004.

NASH FINCH COMPANY

By:	/s/ Ron Marshall
Ron Marshall
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ron Marshall and Kathleen McDermott, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of December 30, 2004 by the following persons in the capacities indicated.

/s/ Ron Marshall
Ron Marshall
Chief Executive Officer	/s/ Jerry L. Ford
(Principal Executive Officer) and Director	Jerry L. Ford, Director

/s/ LeAnne M. Stewart	/s/ Allister P. Graham
LeAnne M. Stewart	Allister P. Graham, Director
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)	/s/ John H. Grunewald
John H. Grunewald, Director

/s/ Carole F. Bitter
Carole F. Bitter, Director	Laura Stein, Director

/s/ William R. Voss
William R. Voss, Director

/s/ Richard A. Fisher	/s/ William H. Weintraub
Richard A. Fisher, Director	William H. Weintraub, Director

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	Nash Finch Company Deferred Compensation Plan	Filed electronically

5.1	Opinion of John Haveman	Filed electronically.

23.1	Consent of Ernst & Young LLP	Filed electronically.

23.2	Consent of John Haveman	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page to this Registration Statement.